Exhibit 99.1

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2021 RESULTS
DALLAS, October 25, 2021-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2021 results.
Executive Summary
•Third quarter 2021 net sales of $5.0 billion increased 7 percent compared to the year-ago period, with an organic sales increase of 4 percent.
•Diluted net income per share for the third quarter was $1.39 in 2021 and $1.38 in 2020.
•Third quarter adjusted earnings per share were $1.62 in 2021 compared to $1.72 in 2020. Adjusted earnings per share exclude certain items described later in this news release.
•Diluted net income per share for 2021 is anticipated to be $5.15 to $5.60.
•The company is now targeting full-year 2021 organic sales decline of 1 to 2 percent and adjusted earnings per share of $6.05 to $6.25. The prior outlook was for organic sales decline of 0 to 2 percent and adjusted earnings per share of $6.65 to $6.90. The updated earnings outlook reflects significantly higher input cost inflation.
Chairman and Chief Executive Officer Mike Hsu said, “Our third quarter results reflect a dynamic and challenging macro environment. Our organic sales were strong, including double-digit growth in a number of our personal care markets, and improving performance in tissue and our professional business. Market share performance also remained strong, demonstrating the strength of our innovation and excellent local commercial execution. Our earnings were negatively impacted by significant inflation and supply chain disruptions that increased our costs beyond what we anticipated. We are taking further action, including additional pricing and enhanced cost management, to mitigate these headwinds as it is becoming clear they are not likely to be resolved quickly.”
Hsu continued, “We will continue to invest in our brands and capabilities as we navigate through this volatile and difficult macro environment. Our strategy is working, and we remain confident in our future and our ability to create long-term shareholder value.”
Third Quarter 2021 Operating Results
Sales of $5.0 billion in the third quarter of 2021 increased 7 percent versus the prior year. Changes in foreign currency exchange rates increased sales 1 percent and the net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program increased sales 2 percent. Organic sales increased 4 percent as net selling prices rose 3 percent and product mix increased sales 1 percent.

In North America, organic sales increased 3 percent in consumer products and 16 percent in K-C Professional. Outside North America, organic sales were up 6 percent in developing and emerging (D&E) markets and were even with year-ago in developed markets.
Third quarter operating profit was $657 million in 2021 and $666 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Third quarter adjusted operating profit was $745 million in 2021 and $806 million in 2020. Results were impacted by $480 million of higher input costs, driven by pulp and polymer-based materials, distribution and energy costs. Results benefited from organic sales growth, $115 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program, $35 million of cost savings from the 2018 Global Restructuring Program and lower marketing, research and general expense.
The third quarter effective tax rate was 21.6 percent in 2021 and 20.1 percent in 2020. The third quarter adjusted effective tax rate was 20.9 percent in 2021 and 22.4 percent in 2020. Kimberly-Clark’s share of net income of equity companies in the third quarter was $21 million in 2021 and $31 million in 2020.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter was $782 million in 2021 and $559 million in 2020. The increase was driven by improved working capital and lower tax payments. Capital spending for the third quarter was $235 million in 2021 and $258 million in 2020. Third quarter 2021 share repurchases were 0.4 million shares at a cost of $58 million. The company now plans for full-year repurchases of approximately $400 million, at the low end of the previous range of $400 to $450 million. Total debt was $8.9 billion at September 30, 2021 and $8.4 billion at the end of 2020.
Third Quarter 2021 Business Segment Results
Personal Care Segment
Third quarter sales of $2.7 billion increased 14 percent. The net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program increased sales approximately 3 percent while changes in currency rates increased sales 1 percent. Net selling prices increased 4 percent, volumes rose 3 percent and product mix improved 2 points. Third quarter operating profit of $496 million increased 2 percent. Results benefited from organic sales growth, cost savings and reduced marketing, research and general spending. The comparison was impacted by input cost inflation.
Sales in North America increased 11 percent. Net selling prices increased sales 5 percent, volumes rose 4 percent and product mix improved 2 points. Changes in currency rates increased sales 1 percent while exited business related to the 2018 Global Restructuring program reduced sales 1 percent.
Sales in D&E markets increased 18 percent. The Softex Indonesia acquisition increased sales by approximately 11 percent while changes in currency rates increased sales 1 percent. Net selling prices increased sales 4 percent and product mix increased sales 3 percent. Organic sales increased in Argentina, Brazil, China, Eastern Europe, India and South Africa but declined in ASEAN and most of the rest of Latin America.

Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 11 percent including a 4 point favorable impact from changes in currency rates. Volumes rose 5 percent and net selling prices increased sales 2 percent.
Consumer Tissue Segment
Third quarter sales of $1.5 billion decreased 5 percent. Changes in currency rates increased sales 1 percent. Volumes declined 7 percent while net selling prices increased sales 1 percent. The volume comparison reflects elevated shipments in North America and developed markets in the year-ago period to support higher consumer and customer demand related to the global outbreak of COVID-19. Third quarter operating profit of $222 million decreased 30 percent. The comparison was impacted by lower organic sales, higher input costs and other manufacturing cost increases, including inefficiencies from lower production volumes. Results benefited from cost savings and reduced marketing, research and general spending.
Sales in North America decreased 8 percent. Volumes fell 8 percent and product mix was down 1 percent, while net selling prices improved 1 percent.
Sales in D&E markets increased 5 percent including a 1 point favorable impact from changes in currency rates. Net selling prices rose 3 percent, product mix improved approximately 1 percent while volumes were down 3 percent. The Softex Indonesia acquisition increased sales 4 percent.
Sales in developed markets outside North America decreased 6 percent. Volumes were down 6 percent while net selling prices rose 1 percent. Exited businesses related to the 2018 Global Restructuring program reduced sales 4 percent while change in currency rates increased sales 3 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion increased 13 percent. Volumes increased 6 percent, net selling prices rose 5 percent and product mix improved slightly. Changes in currency rates increased sales 1 percent. Third quarter operating profit of $96 million increased 10 percent. Results benefited from organic sales growth, cost savings, lower other manufacturing costs, and reduced marketing, research and general spending. The comparison was impacted by higher input costs.
Sales in North America increased 16 percent. Volumes increased approximately 10 percent and net selling prices rose 6 percent. Product mix and currency rates each increased sales slightly. Sales were up significantly in washroom products reflecting comparison to weak year-ago period.
Sales in D&E markets increased 14 percent including a 1 point benefit from changes in currency rates. Volumes rose approximately 10 percent, compared to a soft year-ago period, net selling prices increased 3 percent and product mix improved 1 percent.
Sales in developed markets outside North America were up 3 percent including a 3 percent benefit from changes in currency rates. Net selling prices increased 5 percent while volumes decreased 5 percent.
Year-To-Date Results
For the first nine months of 2021, sales of $14.5 billion increased 1 percent. Organic sales decreased 2 percent as volumes declined 5 percent while net selling prices increased 2 percent and product mix improved 1 percent. Changes in foreign currency exchange rates increased sales by approximately 2 percent and the net impact of the Softex Indonesia acquisition and business exits in conjunction with the 2018 Global Restructuring Program increased sales 2 percent.
Year-to-date operating profit was $2,040 million in 2021 and $2,495 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $2,225 million in 2021 and $2,815 million in 2020. Results were impacted by lower sales volumes, $960 million of higher input costs and elevated other manufacturing costs. Results benefited from higher net selling prices, $295 million of FORCE savings, $105 million of cost savings from the 2018 Global Restructuring Program and reduced marketing, research and general spending.
Through nine months, diluted net income per share was $4.31 in 2021 and $5.30 in 2020. Year-to-date adjusted earnings per share were $4.89 in 2021 and $6.06 in 2020.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate about 1 percent of company net sales.
The restructuring is expected to be completed by the end of 2021. Total restructuring charges are anticipated to be $2,100 to $2,200 million pre-tax ($1,580 to $1,650 million after tax) compared to the previous estimate for charges of $2,000 to $2,100 million pre-tax ($1,490 to $1,570 million after tax).
The company expects the program will generate annual pre-tax cost savings of $550 to $560 million by the end of 2021, at the high end of the previous savings range. Through the third quarter of 2021, the company has incurred cumulative restructuring charges of $2,071 million pre-tax ($1,553 million after tax) and generated cumulative savings of $525 million.
2021 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2021:
•Net sales increase 1 to 2 percent (prior assumption 1 to 4 percent).
•Organic sales decline 1 to 2 percent (prior outlook decline 0 to 2 percent).
•Combined benefit of foreign currency exchange rates and the Softex Indonesia acquisition net of exited businesses in conjunction with the 2018 Global Restructuring Program expected to increase sales 3 percent (prior assumption foreign currency benefit 1 to 2 percent, Softex Indonesia acquisition increase sales 2 percent while exited businesses reduce sales slightly).
•Adjusted operating profit expected to decline 20 to 22 percent year-on-year (prior assumption decline of 11 to 14 percent).
•Key cost inputs expected to increase $1,400 to $1,500 million (previous estimate $1,200 to $1,300 million). The increased estimate driven by polymer-based materials, distribution costs, and energy rates.
•Cost savings of $520 to $540 million, including $390 to $400 million from the FORCE program and $130 to $140 million from the 2018 Global Restructuring Program (prior outlook total savings of

$520 to $560 million including $400 to $420 million from the FORCE program and $120 to $140 million from the 2018 Global Restructuring Program).
•Net income from equity companies down year-on-year (prior outlook similar, to down somewhat).
•Adjusted earnings per share of $6.05 to $6.25 (prior outlook $6.65 to $6.90).
•Capital spending of $1,000 to $1,100 million (prior outlook $1,100 to $1,200 million).
•Share repurchases of approximately $400 million (prior outlook $400 to $450 million).
Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (CDT) on October 25, 2021, the company will post management remarks (in PDF format) regarding its third quarter 2021 results and full-year 2021 outlook at www.kimberly-clark.com. At 9:00 a.m. (CDT) on October 25, 2021, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•2018 Global Restructuring Program. Mentioned elsewhere in this release.
•Softex Indonesia acquisition-related costs. The company incurred costs to evaluate and execute the acquisition of Softex Indonesia.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.

This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions due to COVID-19, changes in customer preferences (including consumer tissue destocking following a COVID-19 related stock up in 2020), severe weather conditions or government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2020.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended September 30
	2021	2020	Change
Net Sales	$5,010	$4,683	+7%
Cost of products sold	3,527	3,093	+14%
Gross Profit	1,483	1,590	-7%
Marketing, research and general expenses	819	919	-11%
Other (income) and expense, net	7	5	+40%
Operating Profit	657	666	-1%
Nonoperating expense	(10)	(40)	-75%
Interest income	1	2	-50%
Interest expense	(64)	(62)	+3%
Income Before Income Taxes and Equity Interests	584	566	+3%
Provision for income taxes	(126)	(114)	+11%
Income Before Equity Interests	458	452	+1%
Share of net income of equity companies	21	31	-32%
Net Income	479	483	-1%
Net income attributable to noncontrolling interests	(10)	(11)	-9%
Net Income Attributable to Kimberly-Clark Corporation	$469	$472	-1%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.39	$1.38	+1%
Diluted	$1.39	$1.38	+1%

Cash Dividends Declared	$1.14	$1.07	+7%

Common Shares Outstanding	September 30
	2021	2020
Outstanding shares as of	336.7	340.4
Average diluted shares for three months ended	337.5	342.3

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Nine Months Ended September 30
	2021	2020	Change
Net Sales	$14,475	$14,304	+1%
Cost of products sold	9,923	9,146	+8%
Gross Profit	4,552	5,158	-12%
Marketing, research and general expenses	2,488	2,636	-6%
Other (income) and expense, net	24	27	-11%
Operating Profit	2,040	2,495	-18%
Nonoperating expense	(71)	(57)	+25%
Interest income	4	6	-33%
Interest expense	(192)	(188)	+2%
Income Before Income Taxes and Equity Interests	1,781	2,256	-21%
Provision for income taxes	(386)	(510)	-24%
Income Before Equity Interests	1,395	1,746	-20%
Share of net income of equity companies	88	104	-15%
Net Income	1,483	1,850	-20%
Net income attributable to noncontrolling interests	(26)	(37)	-30%
Net Income Attributable to Kimberly-Clark Corporation	$1,457	$1,813	-20%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.32	$5.32	-19%
Diluted	$4.31	$5.30	-19%

Cash Dividends Declared	$3.42	$3.21	+7%

Common Shares Outstanding	September 30
	2021	2020
Average diluted shares for nine months ended	338.4	342.3

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,527	$48	$3,479
Gross Profit	1,483	(48)	1,531
Marketing, research and general expenses	819	39	780
Other (income) and expense, net	7	1	6
Operating Profit	657	(88)	745
Nonoperating expense	(10)	(9)	(1)
Provision for income taxes	(126)	16	(142)
Effective tax rate	21.6%	—	20.9%
Net income attributable to noncontrolling interests	(10)	2	(12)
Net Income Attributable to Kimberly-Clark Corporation	469	(79)	548
Diluted Earnings per Share(a)	1.39	(0.23)	1.62

	Three Months Ended September 30, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition- Related Costs	As Adjusted Non-GAAP
Cost of products sold	$3,093	$107	$—	$2,986
Gross Profit	1,590	(107)	—	1,697
Marketing, research and general expenses	919	25	9	885
Other (income) and expense, net	5	(1)	—	6
Operating Profit	666	(131)	(9)	806
Nonoperating expense	(40)	(26)	—	(14)
Provision for income taxes	(114)	50	—	(164)
Effective tax rate	20.1%	—	—	22.4%
Net Income Attributable to Kimberly-Clark Corporation	472	(107)	(9)	588
Diluted Earnings per Share(a)	1.38	(0.31)	(0.03)	1.72
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$9,923	$98	$9,825
Gross Profit	4,552	(98)	4,650
Marketing, research and general expenses	2,488	78	2,410
Other (income) and expense, net	24	9	15
Operating Profit	2,040	(185)	2,225
Nonoperating expense	(71)	(65)	(6)
Provision for income taxes	(386)	48	(434)
Effective tax rate	21.7%	—	21.4%
Net income attributable to noncontrolling interests	(26)	3	(29)
Net Income Attributable to Kimberly-Clark Corporation	1,457	(199)	1,656
Diluted Earnings per Share(a)	4.31	(0.59)	4.89

	Nine Months Ended September 30, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition- Related Costs	As Adjusted Non-GAAP
Cost of products sold	$9,146	$237	$—	$8,909
Gross Profit	5,158	(237)	—	5,395
Marketing, research and general expenses	2,636	75	9	2,552
Other (income) and expense, net	27	(1)	—	28
Operating Profit	2,495	(311)	(9)	2,815
Nonoperating expense	(57)	(26)	—	(31)
Provision for income taxes	(510)	83	—	(593)
Effective tax rate	22.6%	—	—	22.8%
Share of net income of equity companies	104	(1)	—	105
Net income attributable to noncontrolling interests	(37)	2	—	(39)
Net Income Attributable to Kimberly-Clark Corporation	1,813	(253)	(9)	2,075
Diluted Earnings per Share(a)	5.30	(0.74)	(0.03)	6.06
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$286	$303
Accounts receivable, net	2,399	2,235
Inventories	2,098	1,903
Other current assets	843	733
Total Current Assets	5,626	5,174
Property, Plant and Equipment, Net	7,964	8,042
Investments in Equity Companies	340	300
Goodwill	1,796	1,895
Other Intangible Assets, Net	810	832
Other Assets	1,239	1,280
TOTAL ASSETS	$17,775	$17,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,387	$486
Trade accounts payable	3,519	3,336
Accrued expenses and other current liabilities	1,972	2,262
Dividends payable	380	359
Total Current Liabilities	7,258	6,443
Long-Term Debt	7,555	7,878
Noncurrent Employee Benefits	869	864
Deferred Income Taxes	701	723
Other Liabilities	657	718
Redeemable Preferred Securities of Subsidiaries	28	28
Stockholders' Equity
Kimberly-Clark Corporation	474	626
Noncontrolling Interests	233	243
Total Stockholders' Equity	707	869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,775	$17,523

2021 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Operating Activities
Net income	$479	$483	$1,483	$1,850
Depreciation and amortization	194	192	572	606
Asset impairments	—	—	3	—
Stock-based compensation	(12)	47	30	101
Deferred income taxes	32	(42)	(42)	(30)
Net (gains) losses on asset dispositions	19	54	34	67
Equity companies' earnings (in excess of) less than dividends paid	7	(6)	(25)	(53)
Operating working capital	63	(198)	(432)	292
Postretirement benefits	3	22	39	7
Other	(3)	7	6	2
Cash Provided by Operations	782	559	1,668	2,842
Investing Activities
Capital spending	(235)	(258)	(734)	(894)
Proceeds from dispositions of property	1	—	31	5
Investments in time deposits	(181)	(186)	(632)	(509)
Maturities of time deposits	165	150	598	404
Other	1	7	1	17
Cash Used for Investing	(249)	(287)	(736)	(977)
Financing Activities
Cash dividends paid	(385)	(365)	(1,133)	(1,087)
Change in short-term debt	(106)	170	854	(497)
Debt proceeds	—	601	5	1,842
Debt repayments	(16)	(501)	(269)	(753)
Proceeds from exercise of stock options	25	77	52	212
Acquisitions of common stock for the treasury	(62)	(186)	(393)	(449)
Other	(3)	(1)	(57)	(40)
Cash Used for Financing	(547)	(205)	(941)	(772)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6)	3	(8)	(17)
Change in Cash and Cash Equivalents	(20)	70	(17)	1,076
Cash and Cash Equivalents - Beginning of Period	306	1,448	303	442
Cash and Cash Equivalents - End of Period	$286	$1,518	$286	$1,518

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2021	2020	Change	2021	2020	Change
NET SALES
Personal Care	$2,656	$2,339	+14%	$7,635	$6,990	+9%
Consumer Tissue	1,541	1,623	-5%	4,475	4,991	-10%
K-C Professional	797	705	+13%	2,314	2,277	+2%
Corporate & Other	16	16	N.M.	51	46	N.M.
TOTAL NET SALES	$5,010	$4,683	+7%	$14,475	$14,304	+1%

OPERATING PROFIT
Personal Care	$496	$486	+2%	$1,431	$1,532	-7%
Consumer Tissue	222	318	-30%	687	1,111	-38%
K-C Professional	96	87	+10%	332	423	-22%
Corporate & Other(a)	(150)	(220)	N.M.	(386)	(544)	N.M.
Other (income) and expense, net(a)	7	5	+40%	24	27	-11%
TOTAL OPERATING PROFIT	$657	$666	-1%	$2,040	$2,495	-18%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/Exited Businesses(b)	Currency	Organic(c)
Personal Care	14	3	4	2	3	1	9
Consumer Tissue	(5)	(7)	1	—	—	1	(6)
K-C Professional	13	6	5	—	—	1	12
TOTAL CONSOLIDATED	7	—	3	1	2	1	4

	Nine Months Ended September 30, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/ Exited Businesses(b)	Currency	Organic(c)
Personal Care	9	1	1	2	4	1	4
Consumer Tissue	(10)	(12)	—	(1)	—	2	(12)
K-C Professional	2	(7)	6	1	—	2	—
TOTAL CONSOLIDATED	1	(5)	2	1	2	2	(2)
(a)    Total may not equal the sum of volume, net price, mix/other, acquisition/exited businesses and currency due to rounding.
(b)    Combined impact of the acquisition of Softex Indonesia and exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)    Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2021

	Estimated Range
ESTIMATED FULL YEAR 2021 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.05	-	$6.25
Adjustment for charges related to the 2018 Global Restructuring Program	(0.90)	-	(0.65)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.15	-	$5.60

Investor Relations contact: Taryn Miller, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, media.relations@kcc.com

[KMB-F]
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